EXHIBIT 99.1
                                                                    ------------


      DATAWATCH CORPORATION REPORTS RESULTS FOR SECOND QUARTER FISCAL 2005

          REVENUE DECLINES 2% FOR SECOND QUARTER, BUT GROWS 6% FOR THE
                 SIX MONTHS; EARNINGS RETURN TO MODEST PROFIT.


LOWELL, MA - APRIL 25, 2005 -- Datawatch Corporation (NASDAQ: DWCH), a leading provider of business intelligence, data transformation and IT support solutions, today announced results for its second fiscal quarter of 2005.


     Revenues for the quarter ended March 31, 2005 were $5,109,000, compared to $5,195,000 for the quarter ended March 31, 2004. Net income for the second quarter fiscal 2005 was $6,700 or $0.00 per diluted share, compared to net income of $396,000, or $0.07 per diluted share, for the second quarter fiscal 2004.


     Revenues for the six months ended March 31, 2005 were $10,196,000, up by 6% when compared to $9,602,000 for the six months ended March 31, 2004. Net loss for the six months ended March 31, 2005 was $(147,000) or $(0.03) per diluted share, compared to net income of $719,000, or $0.13 per diluted share, a year ago.

     Commenting on the second quarter's results, president and CEO Robert Hagger said, "Revenue was slightly lower in the second quarter compared to the same quarter last year, mainly due to a single large order, of which approximately $348,000 was recognized in the corresponding period last year. We believe that the year-to-date revenue growth of 6% is a better indicator of the business trend. While there was no net increase in the number of subscription customers in the quarter, year-to-date subscription revenue grew to $177,000 compared to $7,000 for the first six months of fiscal year 2004. This growth in subscription revenue improves the stability of our future revenue stream."

     "As we noted in the last quarter, we have increased our investment this year, in sales and marketing, to drive top line growth. Despite this increased expense level we were able to return the Company to a modest profit and generate positive cash flow. At March 31, 2005 our cash and marketable securities balance was $3.5 million, an increase of $99,000 from the first quarter ended December 31, 2004. The Balance Sheet remains strong with no debt."

     "Our investments in research and development continue to extend the functionality of our existing solutions and create new products. In late March we released a new version of Monarch. Monarch V8 now provides PC users with the ability to quickly and easily extract, analyse and export data from PDF files, HTML files, reports, databases and spreadsheets. Monarch is the industry-leading analytics tool that allows PC users to export data from any existing computer-generated report and other data sources without programming. The increased functionality of working with PDF files now broadens the potential customer base for Monarch."

     Datawatch previously announced that the Company will present and discuss its second quarter of fiscal 2005 results today at 2 p.m. (EST) in a live conference call broadcast via the Internet at http://www.vcall.com/CEPage.asp?ID=91184. Listeners are recommended to go to the website at least 15 minutes early to register and download any necessary audio software. An archived replay of the broadcast will be available for 30 days at the same location.


ABOUT DATAWATCH CORPORATION

     Datawatch Corporation is a leader in business intelligence, data transformation, and IT support solutions that help organizations increase productivity, reduce costs and gain competitive advantage. Datawatch products are used in more than 20,000 companies, institutions and government agencies worldwide.

     Datawatch works with VARs, integrators, consultants and independent software vendors who sell and support Datawatch products. In addition, Datawatch works with OEM customers who embed Datawatch components and technologies in their own solutions. The corporate address for Datawatch is 175 Cabot Street, Suite 503, Lowell, MA 01854-3633; telephone (978) 441-2200. More information on Datawatch and its solutions can be found at http://www.datawatch.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch's dependence on its principal products; risks associated with the Company's recently introduced subscription sales model; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Form 10-K for the year ended September 30, 2004. Any forward- looking statements should be considered in light of those factors.


Datawatch Contact:
     Larry Bouchie, (978) 275-8264
     larry_bouchie@datawatch.com

                              DATAWATCH CORPORATION
                 Condensed Consolidated Statements of Operations
                  Amounts in Thousands (except per share data)


                                              Quarter Ended     Quarter Ended    Six Months Ended  Six Months Ended
                                              March 31, 2005    March 31, 2004    March 31, 2005    March 31, 2004
                                              --------------    --------------    --------------    --------------
Revenue:
     Software licenses ....................     $    3,307        $    3,484        $    6,524        $    6,438
     Maintenance and services .............          1,802             1,711             3,672             3,164
                                                ----------        ----------        ----------        ----------
Total Revenue .............................          5,109             5,195            10,196             9,602

Costs and expenses:
     Cost of software licenses ............            566               760             1,160             1,390
     Cost of maintenance and services .....            841               661             1,756             1,273
     Sales and marketing expenses .........          2,183             1,955             4,362             3,494
     Product development expenses .........            548               342             1,098               621
     General and administration expenses ..            987             1,067             2,016             2,103
                                                ----------        ----------        ----------        ----------
(Loss) income from operations .............            (16)              410              (196)              721
Other income (expense), net ...............             23               (14)               49                 4
                                                ----------        ----------        ----------        ----------

Income (loss) before income taxes .........              7               396              (147)              725
Provision for income taxes ................           --                --                --                   6
                                                ----------        ----------        ----------        ----------

Net income (loss) .........................     $        7        $      396        $     (147)       $      719
                                                ==========        ==========        ==========        ==========

Net income (loss) per share - basic .......     $     0.00        $     0.08        $    (0.03)       $     0.14
                                                ==========        ==========        ==========        ==========
Net income (loss) per share - diluted .....     $     0.00        $     0.07        $    (0.03)       $     0.13
                                                ==========        ==========        ==========        ==========

Weighted average basic shares outstanding .          5,307             5,244             5,304             5,238
                                                ==========        ==========        ==========        ==========
Weighted average diluted shares outstanding          5,848             5,779             5,304             5,739
                                                ==========        ==========        ==========        ==========


                              DATAWATCH CORPORATION
                      Condensed Consolidated Balance Sheets
                              Amounts in Thousands


                                                     March 31,     September 30,
                                                        2005           2004
                                                     ----------     ----------
ASSETS:
      Cash and investments.....................      $    3,540     $    4,261
      Accounts receivable, net.................           4,153          3,672
      Inventories..............................              81             68
      Prepaid expenses.........................             776            614
                                                     ----------     ----------
Total Current Assets...........................           8,550          8,615

Property and equipment, net....................             461            434
Other assets...................................           3,360          3,580
                                                     ----------     ----------

Total Assets...................................      $   12,371     $   12,629
                                                     ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
      Accounts payable and accrued expenses....      $    2,873     $    3,165
      Deferred revenue.........................           3,058          2,903
      Escrow for Mergence acquisition..........             126              -
                                                     ----------     ----------

Total Current Liabilities......................           6,057          6,068

Escrow for Mergence acquisition................               -            125
                                                     ----------     ----------

Total Liabilities..............................           6,057          6,193

Stockholders' equity...........................           6,314          6,436
                                                     ----------     ----------

Total Liabilities and Stockholders' Equity.....      $   12,371     $   12,629
                                                     ==========     ==========